As filed with the Securities and Exchange Commission on January 22, 2002
                                                      Registration No. 333-74476
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             ----------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
             (Exact name of Registrant as specified in its charter)


         DELAWARE                         7311                   13-1024020
(State or other jurisdiction of (Primary Standard Industrial   (IRS Employer
incorporation or organization)   Classification Code Number) Identification No.)

                             ----------------------

                           1271 Avenue of the Americas
                            New York, New York 10020
                                 (212) 399-8000

    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               NICHOLAS J. CAMERA
               SENIOR VICE PRESIDENT, GENERAL COUNSEL & SECRETARY
                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
                           1271 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                                 (212) 399-8000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                            RICHARD S. BORISOFF, ESQ.
                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6064
                                  212-373-3000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                             ----------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PRELIMINARY PROSPECTUS


SUBJECT TO COMPLETION, DATED January 22, 2002



                    THE INTERPUBLIC GROUP OF COMPANIES, INC.



                               EXCHANGE OFFER FOR
                                  $500,000,000
                             7 1/4 % NOTES DUE 2011



TERMS OF THE EXCHANGE OFFER


         o It will expire at 5:00 p.m., New York City time, on February __, 2002, unless we extend it.


         o If all the conditions to this exchange offer are satisfied, we will exchange all of our 7 1/4% Notes due 2011 issued on August 17, 2001, which we refer to as the initial notes, that are validly tendered and not withdrawn for new notes, which we refer to as the exchange notes.

         o You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

         o The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

         o The exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading. We do not intend to apply to have the exchange notes listed on any securities exchange.



         BEFORE MAKING A DECISION TO PARTICIPATE IN THIS EXCHANGE OFFER, PLEASE REFER TO THE SECTION IN THIS PROSPECTUS ENTITLED "RISK FACTORS" COMMENCING ON PAGE 9.



         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                The date of this prospectus is            , 2002.

                                TABLE OF CONTENTS


                                                                            Page
Incorporation Of Certain Documents by Reference...............................2
Where You Can Find More Information...........................................4
Summary.......................................................................5
Risk Factors..................................................................9
Special Note Regarding Forward-Looking Statements And Other Factors...........10
Use Of Proceeds...............................................................12
Ratio Of Earnings To Fixed Charges............................................12
Capitalization................................................................13
Selected Consolidated Financial Data..........................................14
The Company...................................................................15
The Exchange Offer............................................................20
Description Of The Exchange Notes.............................................29
Book-Entry, Delivery And Form.................................................41
Certain U.S. Federal Income Tax Considerations................................44
Plan Of Distribution..........................................................48
Legal Matters.................................................................50
Experts.......................................................................50


                             ----------------------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         This prospectus incorporates by reference important business and financial information about our company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. Any statement modified or superseded by subsequently filed materials shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any other filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to termination of the exchange offer:

         o        Our Annual Report on Form 10-K for the year ended December 31,
                  2000.

         o        Our Current Report on Form 8-K filed on January 11, 2001.

         o        Our Current Report on Form 8-K filed on March 1, 2001.

         o        Our Current Report on Form 8-K filed on March 19, 2001.

         o        Our Quarterly Report on Form 10-Q for the quarter ended March
                  31, 2001.

         o        Our Current Report on Form 8-K filed on April 27, 2001.

         o        Our Current Report on Form 8-K filed on May 15, 2001.

         o        Our Current Report on Form 8-K filed on May 21, 2001.

         o        Our Current Report on Form 8-K filed on June 15, 2001.

         o        Our Current Report on Form 8-K filed on June 26, 2001.

         o        Our Quarterly Report on Form 10-Q for the quarter ended June
                  30, 2001.

         o        Our Current Report on Form 8-K filed on July 27, 2001.

         o        Our Current Report on Form 8-K filed on August 10, 2001.

         o Our Amendment to Our Current report on Form 8-K/A filed on August 23, 2001.

         o        Our Current Report on Form 8-K filed on September 18, 2001.

         o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

         o        Our Current Report on Form 8-K filed on December 11, 2001.

         o        Our Current Report on Form 8-K filed on December 14, 2001.


         Our Current Report on Form 8-K filed on September 18, 2001 contains financial statements and other information that restates and supersedes corresponding information contained in our Annual Report on Form 10-K for the year ended December 31, 2000 and our Current Report on Form 8-K filed on August 10, 2001 to give effect to our acquisition of True North Communications Inc. on June 22, 2001 which has been accounted for as a pooling of interests.


         You may request a copy of any of these documents, at no cost, by making an oral or written request to Susan V. Watson, The Interpublic Group of Companies, Inc., 1271 Avenue of the Americas, New York, New York 10020, telephone: (212) 399-8000. TO OBTAIN TIMELY DELIVERY OF ANY COPIES OF FILINGS REQUESTED, PLEASE WRITE OR TELEPHONE NO LATER THAN FEBRUARY , 2002 [FIVE DAYS PRIOR TO THE TERMINATION].


         EXCEPT AS DESCRIBED ABOVE, NO OTHER INFORMATION IS INCORPORATED BY REFERENCE IN THIS PROSPECTUS (INCLUDING, WITHOUT LIMITATION, INFORMATION ON OUR WEBSITE).

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Commission. We have also filed with the Commission a registration statement on Form S-4 to register the exchange notes. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the Commission at the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these reports, proxy statements and information may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the Commission maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the Commission. The address of this web site is http://www.sec.gov.

         Anyone who receives a copy of this prospectus may obtain a copy of the indenture and supplemental indenture relating to the exchange notes without charge by writing to: Susan V. Watson, The Interpublic Group of Companies, Inc., 1271 Avenue of the Americas, New York, New York 10020.

                                     SUMMARY

         IN THIS PROSPECTUS, "WE," "OUR," "US," THE "COMPANY" AND "INTERPUBLIC" MEAN THE INTERPUBLIC GROUP OF COMPANIES, INC. INCLUDING, UNLESS THE CONTEXT OTHERWISE REQUIRES OR AS OTHERWISE EXPRESSLY STATED, OUR SUBSIDIARIES. THE TERM "INITIAL NOTES" REFERS TO THE 7 1/4% NOTES DUE 2011 THAT WERE ISSUED ON AUGUST 17, 2001 IN A PRIVATE OFFERING. THE TERM "EXCHANGE NOTES" REFERS TO THE 7 1/4% NOTES DUE 2011 OFFERED WITH THIS PROSPECTUS. THE TERM "NOTES" REFERS TO THE INITIAL NOTES AND THE EXCHANGE NOTES, COLLECTIVELY.



                    THE INTERPUBLIC GROUP OF COMPANIES, INC.

         Interpublic is a group of advertising and specialized marketing and communication services companies that together represent one of the largest resources of marketing and advertising expertise in the world. With offices in more than 130 countries, we realized worldwide revenue in 2000 of approximately $7.2 billion, 59% of which represented domestic revenue and 41% of which represented international revenue, after giving effect to our recent acquisition of True North.

         In the last five years, we have grown to become one of the world's largest groups of global marketing services companies, providing our clients with communications expertise in four broad areas:

         o        Advertising, which includes advertising and media management;

         o Marketing Communications, which includes client relationship management, public relations, sales promotion, event marketing, on-line marketing, and specialized sectors such as healthcare, diversity and corporate identity;

         o Marketing Intelligence, which includes custom marketing research, brand consultancy, and database management; and

         o Marketing Services, which includes sports and entertainment marketing, corporate meetings and events, retail marketing, and other marketing and business services.

We seek to be the best in quality, broadest in scope and leader in size in all of these areas.


         We are organized into four global operating groups. Three of these groups, the WorldGroup, The FCB Group and The Partnership, are global marketing communications companies that provide a full complement of global marketing services and marketing communication services. Our fourth global operating group, The Advanced Marketing Services Group, is focused on growing our current marketing services and marketing intelligence services.


         We believe this organizational structure allows us to provide comprehensive marketing communications solutions for clients, enables stronger organic growth among all our operating companies and allows us to bring improved operating efficiencies to our organization.

                               -------------------

         Our principal executive offices are located at 1271 Avenue of the Americas, New York, New York 10020. Our telephone number at that address is
(212) 399-8000.

                               THE EXCHANGE OFFER



Exchange Offer......................   We are offering to exchange $500,000,000
                                       aggregate principal amount of our
                                       exchange notes for a like aggregate
                                       principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.


Expiration Date.....................   This exchange offer will expire at 5:00
                                       p.m., New York City time, on February  ,
                                       2002, unless we decide to extend it.


Conditions to the Exchange
   Offer............................   We will complete this exchange offer only
                                       if:

                                       o there is no change in the laws and
                                         regulations which would impair our
                                         ability to proceed with this exchange
                                         offer,

                                       o there is no change in the current
                                         interpretation of the staff of the
                                         Commission which permits resales of the
                                         exchange notes,

                                       o there is no stop order issued by the
                                         Commission which would suspend the
                                         effectiveness of the registration
                                         statement which includes this
                                         prospectus or the qualification of the
                                         exchange notes under the Trust
                                         Indenture Act of 1939,

                                       o there is no litigation or threatened
                                         litigation which would impair our
                                         ability to proceed with this exchange
                                         offer, and

                                       o we obtain all the governmental
                                         approvals we deem necessary to complete
                                         this exchange offer.

                                       Please refer to the section in this
                                       prospectus entitled "The Exchange
                                       Offer--Conditions to the Exchange Offer."

Procedures for Tendering Initial
   Notes............................   To participate in this exchange offer,
                                       you must complete, sign and date the
                                       letter of transmittal or its facsimile
                                       and transmit it, together with your
                                       initial notes to be exchanged and all
                                       other documents required by the letter of transmittal, to The Bank of New York, as exchange agent, at its address indicated under "The Exchange Offer--Exchange
                                       Agent." In the alternative, you can
                                       tender your initial notes by book-entry
                                       delivery following the procedures
                                       described in this prospectus. If your
                                       initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly to tender your initial notes in this exchange offer. For more information on tendering your notes, please refer to the section in this prospectus entitled "The
                                       Exchange Offer--Procedures for Tendering
                                       Initial Notes."

Special Procedures for Beneficial
   Owners...........................   If you are a beneficial owner of initial
                                       notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures......   If you wish to tender your initial notes
                                       and you cannot get the required documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled "The
                                       Exchange Offer--Procedures for Tendering
                                       Initial Notes--Guaranteed Delivery
                                       Procedure."

Withdrawal Rights...................   You may withdraw the tender of your
                                       initial notes at any time before 5:00
                                       p.m., New York City time, on the
                                       expiration date of the exchange
                                       offer. To withdraw, you must send a
                                       written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under "The Exchange
                                       Offer--Exchange Agent" before 5:00 p.m.,
                                       New York City time, on the expiration
                                       date of the exchange offer.

Acceptance of Initial Notes and
   Delivery of Exchange Notes.......   If all the conditions to the completion
                                       of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense as promptly as practicable after the expiration date. We will deliver the exchange notes to you as promptly as practicable after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled "The Exchange Offer--Acceptance of Initial Notes for Exchange and Delivery of Exchange Notes."


Federal Income Tax
   Considerations Relating
   to the Exchange Offer............   Exchanging your initial notes for
                                       exchange notes will not be a taxable
                                       event to you for United States federal
                                       income tax purposes. Please refer to the section of this prospectus entitled
                                       "Certain U.S. Federal Income Tax
                                       Considerations."


Exchange Agent......................   The Bank of New York is serving as
                                       exchange agent in the exchange offer.

Fees and Expenses...................   We will pay all expenses related to this
                                       exchange offer. Please refer to the
                                       section of this prospectus entitled "The
                                       Exchange Offer--Fees and Expenses."

Use of Proceeds.....................   We will not receive any proceeds from the
                                       issuance of the exchange notes. We are
                                       making this exchange offer solely to
                                       satisfy certain of our obligations under our registration rights agreement entered into in connection with the offering of the initial notes.

Consequences to Holders
     Who Do Not Participate in the
     Exchange Offer.................   If you do not participate in this
                                       exchange offer:

                                       o you will not necessarily be able to
                                         require us to register your initial
                                         notes under the Securities Act,

                                       o you will not be able to resell, offer
                                         to resell or otherwise transfer your
                                         initial notes unless they are
                                         registered under the Securities Act or
                                         unless you resell, offer to resell or
                                         otherwise transfer them under an
                                         exemption from the registration
                                         requirements of, or in a transaction
                                         not subject to, the Securities Act, and

                                       o the trading market for your initial
                                         notes will become more limited to the
                                         extent other holders of initial notes
                                         participate in the exchange offer.

                                       Please refer to the section of this
                                       prospectus entitled "Risk Factors -- Your failure to participate in the exchange offer will have adverse consequences."


Resales.............................   It may be possible for you to resell the
                                       notes issued in the exchange offer
                                       without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to some conditions. Please refer to the section of this prospectus entitled "Risk
                                       Factors--Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes" and "Plan of Distribution."

                               THE EXCHANGE NOTES

Issuer..............................   The Interpublic Group of Companies, Inc.

Exchange Notes......................   $500,000,000 million aggregate principal
                                       amount of 7 1/4% Notes due 2011. The
                                       forms and terms of the exchange notes are the same as the form and terms of the initial notes except that the issuance of the exchange notes is registered under the Securities Act, will not bear legends restricting their transfer and will not be entitled to registration rights under our registration rights agreement. The exchange notes will evidence the same debt as the initial notes, and both the initial notes and the exchange notes will be governed by the same indenture and supplemental indenture.



Absence of a Public Market
     for the Exchange Notes.........   The exchange notes are new securities
                                       with no established market for them. We
                                       cannot assure you that a market for these exchange notes will develop or that this market will be liquid.

Form of the Exchange Notes..........   The exchange notes will be represented by
                                       one or more permanent global securities
                                       in registered form deposited on behalf of The Depository Trust Company with The
                                       Bank of New York, as custodian. You will not receive exchange notes in certificated form unless there occurs one of the events described in the section of this prospectus entitled "Book Entry;
                                       Delivery and Form-- Exchange of Book
                                       Entry Notes for Certificated Notes."
                                       Instead, beneficial interests in the
                                       exchange notes will be shown on, and
                                       transfers of these exchange notes will be effected only through, records maintained in book-entry form by The Depository
                                       Trust Company with respect to its
                                       participants.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS RELATING TO THE EXCHANGE OFFER, THE INFORMATION UNDER THE CAPTION "SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS AND OTHER FACTORS" BELOW AND ALL OF THE OTHER INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS BEFORE MAKING A DECISION TO PARTICIPATE IN THE EXCHANGE OFFER.


THE ISSUANCE OF THE EXCHANGE NOTES MAY ADVERSELY AFFECT THE MARKET FOR THE INITIAL NOTES.

         If initial notes are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Please refer to the following section entitled "--Your failure to participate in the exchange offer will have adverse consequences."


YOUR FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER WILL HAVE ADVERSE
CONSEQUENCES.

         The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes pursuant to this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, you may no longer be able to obligate us to register the initial notes under the Securities Act.


SOME PERSONS WHO PARTICIPATE IN THE EXCHANGE OFFER MUST DELIVER A PROSPECTUS IN CONNECTION WITH RESALES OF THE EXCHANGE NOTES.

         Based on certain no-action letters issued by the staff of the Commission, we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under "Plan of Distribution," you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

                     SPECIAL NOTE REGARDING FORWARD-LOOKING
                          STATEMENTS AND OTHER FACTORS

         This prospectus contains and incorporates by reference forward-looking statements. Our representatives may also make forward-looking statements orally from time to time. Statements in this prospectus and statements incorporated by reference from our SEC reports that are not historical facts, including statements about our beliefs and expectations, particularly regarding recent business and economic trends, the integration of acquisitions and restructuring costs, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and you should therefore not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

         Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, those associated with the effect of national and regional economic conditions, our ability to attract new clients and retain existing clients, the financial success of our clients, developments from changes in the regulatory and legal environment for advertising companies around the world, and the successful completion and integration of acquisitions which complement and expand our business capabilities.


         This prospectus also incorporates by reference certain financial information calculated on a "pro forma" basis (including information that is restated to exclude the impact of specified historical events). Because "pro forma" financial information by its very nature departs from traditional accounting conventions, such information should not be viewed as a substitute for the information prepared in accordance with Generally Accepted Accounting Principles ("GAAP") contained in our financial statements that are incorporated into this prospectus by reference and should be read in conjunction therewith.


         One of our business strategies is to acquire businesses that complement and expand our current business capabilities. Accordingly, we are usually engaged in evaluating potential acquisition candidates. We are frequently engaged in a number of preliminary discussions that may result in one or more substantial acquisitions. These acquisition opportunities require confidentiality and from time to time give rise to bidding scenarios that require quick responses by us. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transactions, the announcement of any such transaction may lead to increased volatility in the trading price of our securities.


         Moreover, the success of recent or contemplated future acquisitions will depend on the effective integration of newly-acquired businesses into our current operations. Important factors for integration include realization of anticipated synergies and cost savings and the ability to retain and attract new personnel and clients.


         With respect to our recently completed acquisition of True North in particular, we may not be able to increase the scope of the services provided by us and True North to our respective clients prior to the merger, and we may not be able to achieve the cost savings and synergies we expect as a result of our integration plan. The implementation of our integration plans will present challenges involving the coordination of the operations and personnel of the two companies and may give rise to the diversion of the attention of management and unanticipated liabilities and costs. The geographically dispersed operations of the two companies may compound these challenges.

         The advertising agency and other marketing communications and marketing services businesses are highly competitive. Our agencies and media services must compete with other agencies and with other providers of creative or media services which are not themselves advertising agencies, in order to maintain existing client relationships and to obtain new clients. Competition in the advertising agency business depends to a large extent on the client's perception of the quality of an agency's "creative product." An agency's ability to serve clients, particularly large international clients, on a broad geographic basis is also an important competitive consideration. On the other hand, because an agency's principal asset is its people, freedom of entry into the business is almost unlimited and quite small agencies are, on occasion, able to take all or some portion of a client's account from a much larger competitor.

         Moreover, increasing size may limit an agency's potential for securing new business, because many clients prefer not to be represented by an agency that represents a competitor. Also, clients frequently wish to have different products represented by different agencies. Our ability to retain existing clients and to attract new clients may, in some cases, be limited by clients' policies on conflicts of interest. These policies can in some cases prevent one agency and, in limited circumstances, different agencies within the same holding company, from performing similar services for competing products or companies. Those conflicts could result in clients terminating their relationship with us following the True North merger or other acquisitions or reducing the projects for which they retain those agencies. As part of an effort to assure that these clients would not leave as a result of our merger, we and True North may need to agree to modify the terms of their existing agreements with clients in an adverse manner. Moreover, because of the combined company's larger number of clients, there could be a greater likelihood of conflicts with potential new clients in the future. If the combined company fails to maintain existing clients or attract new clients, its business may be materially and adversely impacted.

         Employees, including creative, research, media, account and practice group specialists, and their skills and relationships with clients, are among our most important assets. The inability to retain True North management and employees after the merger may have a material adverse effect on the combined company. Change of control provisions in the employment arrangements for many key employees may compound the challenge of retaining True North employees.

         Advertising and marketing communications businesses are subject to government regulation, both domestic and foreign. There has been an increasing tendency in the United States on the part of advertisers to resort to the courts, industry and self-regulatory bodies to challenge comparative advertising on the grounds that the advertising is false and deceptive. Through the years, there has been a continuing expansion of specific rules, prohibitions, media restrictions, labeling disclosures and warning requirements with respect to the advertising for certain products. Representatives within certain government bodies, both domestic and foreign, continue to initiate proposals to ban the advertising of specific products and to impose taxes on or deny deductions for advertising which, if successful, may have an adverse effect on advertising expenditures and consequently our revenues.

         Our international operations still remain exposed to certain risks which affect foreign operations of all kinds, such as local legislation, monetary devaluation, exchange control restrictions and unstable political conditions. In addition, international advertising agencies are still subject to ownership restrictions in certain countries because they are considered an integral factor in the communications process.

         Investors in the exchange notes should evaluate any forward-looking statements and an investment in the exchange notes in light of these important factors.

                                 USE OF PROCEEDS


         We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange offer solely to satisfy our obligations under the registration rights agreements entered into in connection with the offering of the initial notes. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount.


                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table shows the ratios of earnings to fixed charges for us and our consolidated subsidiaries for the periods indicated.


                                                                                                          Nine Months
                                                                Years Ended December 31,                     Ended
                                                    ------------------------------------------------      September 30,
                                                    2000       1999       1998       1997       1996         2001
                                                    ----       ----       ----       ----       ----         ----
Ratio of earnings to fixed charges..........        4.07x      3.95x      4.44x      3.21x      3.83x        --


         In calculating the ratio of earnings to fixed charges, earnings is the sum of earnings before income taxes plus fixed charges. Fixed charges is the sum of interest on indebtedness, amortization of debt discount and expense and that portion of net rental expense deemed representative of the interest component.


         For the nine months ended September 30, 2001, we had a deficiency of earnings to fixed charges. Additional earnings of $736,315,000 would have been necessary for the nine months ended September 30, 2001 to provide a one-to-one coverage ratio. The decline in the ratio of earnings to fixed charges for the nine months ended September 30, 2001 primarily relates to lower income from operations as compared to prior periods.

                                 CAPITALIZATION


         The following table sets forth our short-term debt, long-term debt and stockholders' equity as of September 30, 2001, which gives effect to the issuance of the initial notes. The data is derived from our unaudited financial statements. You should read this table in conjunction with our selected consolidated financial data presented elsewhere in this prospectus along with our consolidated financial statements and related notes and the description of our liquidity and capital resources as of September 30, 2001 incorporated by reference in this prospectus.



                                                                         SEPTEMBER 30, 2001 (1)
                                                                         ------------------
                                                                            (UNAUDITED)
                                                                           (IN THOUSANDS)
SHORT-TERM DEBT:
Payable to banks...................................................          $1,124,783
Floating Rate Notes................................................             100,000

LONG-TERM DEBT:
Payable to financial institutions..................................          $  356,253
Notes - 7.25% due 2011.............................................             500,000
Notes - 7.875%, due 2005...........................................             500,000
Convertible Subordinated Notes - 1.80%, due 2004...................             226,653
Convertible Subordinated Notes - 1.87%, due 2006...................             317,947

STOCKHOLDERS' EQUITY:
Total stockholders' equity.........................................          $1,863,500
                                                                             ----------
       Total capitalization........................................          $4,989,136
                                                                             ==========

------------------------

(1) Since September 30, 2001, we sold $701,960,000 principal amount at maturity of Zero-Coupon Senior Notes due 2021 (including securities sold pursuant to an overallotment option). We used the net proceeds of this offering of approximately $563,500,000 to reduce our short-term debt payable to banks and our long-term debt payable to financial institutions.

                      SELECTED CONSOLIDATED FINANCIAL DATA


         The following summary of historical financial data is derived from our audited consolidated financial statements, except for the financial data related to the financial position at December 31, 1998, 1997 and 1996, at September 30, 2001 and 2000 and for the years ended December 31, 1997 and 1996 and for the nine month periods ended September 30, 2001 and 2000, which are derived from our unaudited consolidated financial statements, in each case as restated to give effect to our recent acquisition of True North.

                                                                                                    NINE MONTHS ENDED
                                                FISCAL YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                                 -------------------------------------------------------------   ------------------------
                                    2000         1999         1998          1997      1996          2001         2000
                                 -----------  -----------  -----------------------------------   -----------  -----------
                                                              (IN THOUSANDS, EXCEPT RATIOS)
OPERATING DATA:
Revenue......................... $7,182,688   $6,417,237   $5,492,941   $4,850,706  $4,066,826   $5,007,326   $5,140,823
Operating expenses..............  6,155,873    5,608,310    4,817,187    4,396,277   3,661,846    4,375,285    4,337,661
Restructuring and merger
  related costs.................    133,041      159,537        3,278       79,638         --       645,620      115,541
Deutsch transaction costs.......     44,715           --           --           --         --            --            --
Goodwill  impairment  and  other
  related charges...............         --           --           --           --         --       303,100           --
Interest expense................    126,322       99,469       86,538       79,998     69,327       125,800       87,000
Impairment of investments.......         --           --           --           --         --       208,300           --
Provision for (benefit of)
  income taxes..................    348,789      285,260      301,702      208,624    190,074      (135,900)     236,700
Net income (loss)...............    420,261      359,509      374,174      168,674    262,337      (616,323)     307,140
FINANCIAL POSITION:
Working capital.................  $(325,940)     $(3,801)  $ (89,662)      $(3,471)   $33,361     $(550,479)    $(19,566)
Total assets.................... 12,362,012   11,225,809    9,345,323    7,959,577  6,905,056    11,328,105   11,681,406
Total long-term debt............  1,531,791    1,085,239      721,743      590,465    479,377     1,900,853    1,691,732
Stockholders' equity............  2,482,471    2,126,323    1,743,270    1,438,017  1,253,177     1,863,500    2,335,362
OTHER DATA:
Depreciation and amortization
  of fixed and intangible assets $  336,851   $  296,465   $  227,206   $  180,769  $ 153,833      $275,877   $  245,304
Capital expenditures............    259,489      249,725      200,857      159,340    129,788       194,700      186,700


Ratio of earnings to fixed
  charges (1)...................       4.07x        3.95x        4.44x        3.21x      3.83x        -- (1)     3.92x
------------------------


(1) In calculating the ratio of earnings to fixed charges, earnings is the sum of earnings before income taxes plus fixed charges. Fixed charges is the sum of interest on indebtedness, amortization of debt discount and expense and that portion of net rental expense deemed representative of the interest component. For the nine months ended September 30, 2001 earnings were insufficient to cover fixed charges as evidenced by a less than one-to-one coverage ratio as shown above. Additional earnings of $736,315 were necessary for the nine months ended September 30, 2001 to provide a one-to-one coverage ratio. The decline in the ratio primarily relates to lower income from operations as compared to prior periods.

                                   THE COMPANY

         Interpublic is a group of advertising and specialized marketing and communication services companies that together represent one of the largest resources of marketing and advertising expertise in the world. With offices in more than 130 countries, we realized worldwide revenue in 2000 of approximately $7.2 billion, 59% of which represented domestic revenue and 41% of which represented international revenue, after giving effect to our recent acquisition of True North.

ADVERTISING AND SPECIALIZED MARKETING AND COMMUNICATIONS SERVICES BUSINESSES

         In the last five years, we have grown to become one of the world's largest groups of global marketing services companies, providing our clients with communications expertise in four broad areas:

         o        Advertising, which includes advertising and media management;

         o Marketing Communications, which includes client relationship management, public relations, sales promotion, event marketing, on-line marketing and specialized sectors such as healthcare, diversity and corporate identity;

         o Marketing Intelligence, which includes custom marketing research, brand consultancy and database management; and

         o Marketing Services, which includes sports and entertainment marketing, corporate meetings and events, retail marketing and other marketing and business services.

We seek to be the best in quality, broadest in scope and leader in size in all of these areas.


         We are organized into four global operating groups. Three of these groups, the WorldGroup, The FCB Group and The Partnership, are global marketing communications companies that provide a full complement of global marketing services and marketing communication services. Our fourth global operating group, The Advanced Marketing Services Group, is focused on growing our current marketing services and marketing intelligence services.


         We believe this organizational structure allows us to provide comprehensive marketing communications solutions for clients, enables stronger organic growth among all our operating companies and allows us to bring improved operating efficiencies to our organization.

         A brief description of our four global operating groups follows:

         THE WORLDGROUP was founded on the global strength and quality of McCann-Erickson, one of the world's leading advertising agencies. It includes marketing communications companies spanning media, relationship marketing, events, sales promotion, public relations, brand equity, online marketing communications and healthcare communications. Launched in late 1997, the WorldGroup has expanded rapidly to become one of the world's leading networked marketing communications groups, now working with more than 25 key worldwide clients in three or more disciplines and with more than 40 U.S. clients in two or more disciplines. The WorldGroup includes the following agencies and public relations firms:

         o        McCann-Erickson Worldwide (advertising),

         o        MRM Partners Worldwide (direct marketing),

         o Momentum Worldwide (entertainment, event and promotional marketing),

         o        FutureBrand (brand consultancy),

         o Torre Lazur McCann Healthcare Worldwide (healthcare advertising and marketing),

         o        Universal McCann Worldwide (media planning and buying),

         o        Nationwide Advertising Services (recruitment advertising), and

         o Aligned Agency Group, which includes the following independently branded general advertising agencies: Amster Yard (New York), Gotham (New York), Austin Kelly (Atlanta), Temerlin McClain (Dallas), Hill, Holliday (Boston, New York and San Francisco), Campbell Mithun (Minneapolis), and Avrett Free & Ginsberg (New York).

         Weber Shandwick Worldwide is aligned with the WorldGroup to provide its clients with a global public relations capability and to enhance and broaden the WorldGroup's offering to prospective clients.

         THE FCB GROUP is a single global integrated marketing communications network centered on Foote, Cone & Belding Worldwide and its advertising, direct marketing and sales promotion capabilities. This group also includes the following specialized services:

         o        ANALYTICI (database marketing),

         o        Marketing Drive Worldwide (integrated marketing),

         o        R/GA (web design and development),

         o        The Hacker Group (customer acquisition direct marketing),

         o        FCB Media Services (media planning), and

         o        FCB HealthCare (healthcare marketing).

         Weber Shandwick Worldwide also is aligned with the FCB Group to provide its clients with a global public relations capability and to enhance and broaden the FCB Group's offering to prospective clients.

         In addition, Campbell-Ewald, an independent marketing communications company, is affiliated with this group through a global strategic alliance to provide its clients with an international network for implementation of marketing communications programs.


         THE PARTNERSHIP, a global, client-driven creative leader, is anchored on the quality advertising reputation of Lowe. The Partnership provides collaboration across a global group of independent networks with creative capabilities across all areas of marketing communications. The partners seek to preserve their independence while creating the ability to inter-connect seamlessly to better service clients. Senior Partners include:



         o        Lowe (advertising),


         o        Draft Worldwide (direct and promotional marketing),

         o        Golin/Harris International (public relations), and

         o        Initiative Media (media planning and buying).

         The Partnership also includes a group of Member Partners, which are independent advertising agencies that will now have more direct access to both global capabilities and increased marketing services. This group includes The Martin Agency, Mullen and Suissa Miller, as well as the following new Member
Partners:

         o        Bozell,

         o        Carmichael Lynch,

         o        Deutsch,

         o        Howard Merrell & Partners,

         o        Tierney Communications,

         o        Delaney Lund (minority international partner), and

         o        Springer & Jacoby (minority international partner).

         THE ADVANCED MARKETING SERVICES GROUP (AMS) is the management center for our specialized and advanced marketing services including:

         o        NFO WorldGroup (marketing intelligence services),

         o Jack Morton Worldwide (specialized marketing services including corporate events, meetings and training/learning),

         o New America Strategies Group (multi-cultural marketing and communications), and

         o        ISO Healthcare Group (strategic healthcare consulting).

         Each of the companies in AMS is linked to one or more of the other three operating groups through affiliate relationships, ensuring access to the best, most innovative ideas and solutions for client communications needs. Additionally, our public relations networks, Weber Shandwick Worldwide, Golin/Harris International and DeVries Public Relations, are based within Advanced Marketing Services' Constituency Management Group, in order to maintain their professional affiliation with our other operating groups. AMS is also charged with expanding our business into new marketing intelligence, services, and communications areas.

         We provide services for clients whose businesses are international in scope as well as for clients whose businesses are restricted to a single country or a small number of countries. Revenue for 2000 and 1999 is presented below by major geographic area:

                                                               YEAR ENDED DECEMBER 31,
                                                               -----------------------
                                                                2000             1999
                                                                ----             ----
                                                                    (IN THOUSANDS)

United States...........................................        $4,244,160       $3,624,180


International
  United Kingdom........................................           605,630          595,971
  All other Europe......................................         1,233,227        1,278,719
  Asia Pacific..........................................           511,241          415,179
  Latin America.........................................           335,074          280,033
  Other.................................................           253,356          223,155
                                                           ---------------  ---------------

        Total International.............................         2,938,528        2,793,057
                                                           ---------------  ---------------

               Total Consolidated.......................        $7,182,688       $6,417,237
                                                           ===============  ===============

SOURCES OF REVENUE


         We generate revenue from planning, creating and placing advertising in various media and from planning and executing other communications or marketing programs. Historically, the commission customary in the industry was 15% of the gross charge ("billings") for advertising space or time; more recently, lower commissions have been negotiated, but often with additional incentives paid for better performance. For example, an incentive component is frequently included in arrangements with clients based on improvements in an advertised brand's awareness or image, or increases in a client's sales or market share of the products or services being advertised. Under commission arrangements, media bill us at their gross rates. We bill these amounts to our clients, remit the net charges to the media and retain the balance as our commission. Some clients, however, prefer to compensate us on a fee basis, under which we bill our client for the net charges billed by the media plus an agreed-upon fee. These fees usually are calculated to reflect our hourly rates and out-of-pocket expenses incurred on behalf of clients, plus proportional overhead and a profit mark-up.

         Like other agencies, we are primarily responsible for paying the media with respect to firm contracts for advertising time or space placed on the behalf of our clients. This is a problem only if the client is unable to pay us because of insolvency or bankruptcy. We make serious efforts to reduce the risk from a client's insolvency including carrying out credit clearances, requiring in some cases payment of media in advance, or agreeing with the media that we will be solely liable to pay the media only after the client has paid us for the media charges.


         We also receive commissions from clients for planning and supervising work done by outside contractors in the physical preparation of finished print advertisements and the production of television and radio commercials and other forms of advertising. This commission is customarily 17.65% of the outside contractor's net charge, which is the same as 15.0% of the outside contractor's total charges including commission. With the expansion of negotiated fees, the terms on which outstanding contractors'charges are billed are subject to wide variations and even include in some instances the elimination of commissions entirely, provided that there are adequate negotiated fees.

         We also derive revenue in many other ways, including the planning and placement in media of advertising produced by unrelated advertising agencies; the maintenance of specialized media placement facilities; the creation and publication of brochures, billboards, point of sale materials and direct marketing pieces for clients; the planning and carrying out of specialized marketing research; public relations campaigns; creating and managing special events at which clients' products are featured; and designing and carrying out interactive programs for special uses.

CLIENTS

         The five clients that made the largest revenue contribution in 2000 accounted individually for approximately 1.4% to 5.7% of our revenue and in the aggregate accounted for approximately 13% of our revenue. Twenty of our clients accounted for approximately 23% of our revenue. Based on revenue, our largest clients currently include Coca-Cola, General Motors Corporation, Johnson & Johnson, Nestle and Unilever. General Motors Corporation first became a client of one of our agencies in 1916 in the United States. Predecessors of several of the Lintas agencies have supplied advertising services to Unilever since 1893. Our client relationship with Nestle began in 1940 in Argentina. While the loss of the entire business of one of our largest clients could significantly harm our business, we believe that it is very unlikely that the entire business of any of these clients would be lost at the same time, because we represent several different brands or divisions of each of these clients in a number of geographical markets in each case through more than one of our agency systems.


         Representation of a client rarely means that we handle advertising for all brands or product lines of the client in all geographical locations. Any client may transfer its business from one of our agencies to a competing agency, and a client may reduce its marketing budget at any time.


         Our agencies in many instances have written contracts with their clients. As is customary in the industry, these contracts provide for termination by either party on relatively short notice, usually 90 days but sometimes shorter or longer.

ACQUISITION STRATEGY

         We pursue acquisitions to complement and enhance our service offerings. In addition, we also seek to acquire businesses similar to our own that expand our geographic scope to better serve new and existing clients. Our acquisitions have historically been funded using stock, cash or a combination of both.

                               THE EXCHANGE OFFER


TERMS OF THE EXCHANGE OFFER

         We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes.

         The exchange notes that we propose to issue in this exchange offer will be substantially identical to our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled "Description of the Exchange Notes."

         We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer. In addition, nothing in this exchange offer will prevent us from exercising our right to discharge our obligations on the initial notes by depositing certain securities with the trustee and otherwise.


EXPIRATION DATE, EXTENSIONS, AMENDMENTS AND TERMINATION


         This exchange offer will expire at 5:00 p.m., New York City time, on
February   , 2001, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934.


         We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under "--Conditions to the Exchange Offer" have not been waived by us or satisfied. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by mailing an announcement or by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

         We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.


PROCEDURES FOR TENDERING INITIAL NOTES

         PROPER EXECUTION AND DELIVERY OF LETTERS OF TRANSMITTAL

         To tender your initial notes in this exchange offer, you must use ONE OF THE THREE alternative procedures described below:

         o REGULAR DELIVERY PROCEDURE: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

         o BOOK-ENTRY DELIVERY PROCEDURE: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent's account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under "--Book-Entry Delivery Procedure" below, on or before 5:00 p.m., New York City time, on the expiration date.


         o GUARANTEED DELIVERY PROCEDURE: If time will not permit you to complete your tender by using the procedures described in either procedure above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under "--Guaranteed Delivery Procedure" below on or before 5:00 p.m., New York City time, on the expiration date.


         The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

         Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

         If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

         You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

         o a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

         o a commercial bank or trust company having an office or correspondent in the United States, or

         o an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

UNLESS the initial notes are tendered:

         o by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant's account at The Depository Trust Company, or

         o for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

If the letter of transmittal or any bond powers are signed by:

         o the recordholder(s) of the initial notes tendered, the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

         o a participant in The Depository Trust Company, the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

         o a person other than the registered holder of any initial notes, the initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

         o trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the persons signing should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

         To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreements contained in the letter of transmittal against this participant.

BOOK-ENTRY DELIVERY PROCEDURE

         Any financial institution that is a participant in The Depository Trust Company's systems may make book-entry deliveries of initial notes by causing The Depository Trust Company to transfer these initial notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

         A delivery of initial notes through a book-entry transfer into the exchange agent's account at The Depository Trust Company will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under "--Exchange Agent" on or before the expiration date unless the guaranteed delivery procedures described below are complied with. DELIVERY OF DOCUMENTS TO THE DEPOSITORY TRUST COMPANY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

GUARANTEED DELIVERY PROCEDURE

         If you are a registered holder of initial notes and desire to tender your notes, and (i) these notes are not immediately available, (ii) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (iii) the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, you may still tender in this exchange offer if:

         o you tender through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

         o on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

         o the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

ACCEPTANCE OF INITIAL NOTES FOR EXCHANGE AND DELIVERY OF EXCHANGE NOTES

         Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

         We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent's account at The Depository Trust Company with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

         All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

         We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel's opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived as promptly as practicable following the expiration date.

         If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled "--Conditions to the Exchange Offer" below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

         We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent's account at The Depository Trust Company with an agent's message, in each case, in form satisfactory to us and the exchange agent.

         If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

         By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your initial notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

WITHDRAWAL OF TENDERS

         Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

         For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under "-Exchange Agent" and before acceptance of your tendered notes for exchange by us.

         Any notice of withdrawal must:

         o specify the name of the person having tendered the initial notes to be withdrawn,

         o identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

         o be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

         o specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn, and

         o if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant's account at The Depository Trust Company to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

         We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

         The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, as promptly as practicable after withdrawal, rejection of tender or expiration or termination of this exchange offer.

         You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under "--Procedures for Tendering Initial Notes" above at any time on or before the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

         We will complete this exchange offer only if:

         o there is no change in the laws and regulations which, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer,

         o there is no change in the current interpretation of the staff of the Commission which permits resales of the exchange notes,

         o there is no stop order issued by the Commission or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose,

         o there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that in our judgment would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer, and

         o we obtain all governmental approvals that we deem in our sole discretion necessary to complete this exchange offer.

         These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

         If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

         o refuse to accept and return to their holders any initial notes that have been tendered,

         o extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

         o waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled "--Expiration Date, Extensions, Amendments and Termination."

ACCOUNTING TREATMENT

         We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

EXCHANGE AGENT

         We have appointed The Bank of New York as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

                  By mail:


                  The Bank of New York
                  Corporate Trust Department
                  Reorganization Unit
                  15 Broad Street - 16th Floor
                  New York, New York 10007
                  Attention:  Carolle Montreuil



                  By hand/overnight delivery:


                  The Bank of New York
                  Corporate Trust Department
                  Reorganization Unit
                  15 Broad Street - Lobby Level
                  New York, New York 10007


                  Facsimile Transmission: (212) 235-2261
                  Confirm by Telephone:   (212) 235-2354

FEES AND EXPENSES

         We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

         We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

         We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

         o certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered,

         o tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or

         o a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

         If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we may refuse to register such exchange notes or initial notes in the name of any person other than the registered holder of the initial notes tendered.

YOUR FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER WILL HAVE ADVERSE CONSEQUENCES

         The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, you will not necessarily be able to obligate us to register the initial notes under the Securities Act.

DELIVERY OF PROSPECTUS

         Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

                        DESCRIPTION OF THE EXCHANGE NOTES

         The exchange notes were issued under a supplemental indenture dated as of August 22, 2001 to an indenture dated October 20, 2000 (together, the "Indenture") between us and The Bank of New York, as trustee. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture. Whenever a defined term is indicated but not defined in this section, the relevant definition is contained in the Indenture.

         In this section, "we," "our," "us," the "Company" and "Interpublic" mean The Interpublic Group of Companies, Inc. excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

GENERAL

         The exchange notes will mature on August 15, 2011 and will bear interest at 7.25% PER ANNUM from August 22, 2001, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the January 31 or July 31 immediately preceding the interest payment date on February 15 and August 15 of each year, commencing February 15, 2002, and on the maturity date.

         If any interest payment date, date of redemption or the maturity date of any of the exchange notes is not a business day, then payment of principal, premium, if any, and interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

         The exchange notes do not contain any sinking fund provisions.

         The exchange notes will be issued only in registered form without coupons, in denominations of $1,000 or integral multiples thereof, except that certificated exchange notes will be in denominations of $250,000 and any integral multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer or any exchange of exchange notes, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

         The exchange notes will be our unsecured and unsubordinated obligations ranking equally with our other outstanding unsecured and unsubordinated indebtedness. At September 30, 2001, we had outstanding approximately $2.6 billion of indebtedness that would have ranked equally with the exchange notes. The Indenture contains no restrictions on the amount of additional indebtedness that we may issue.

ADDITIONAL NOTES

         We may, without the consent of the holders of the exchange notes, create and issue additional exchange notes ranking equally with the exchange notes in all respects, including having the same CUSIP number, so that such additional exchange notes shall be consolidated and form a single series with the exchange notes and shall have the same terms as to status or otherwise as the exchange notes. No additional exchange notes may be issued if an Event of Default has occurred and is continuing with respect to the exchange notes.

OPTIONAL REDEMPTION

         The exchange notes are redeemable, in whole or in part, at any time, at our option, at a redemption price equal to the greater of:

         o 100% of the principal amount of the exchange notes being redeemed, or

         o the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 30 basis points, as calculated by an Independent Investment Banker.

plus, in either of the above cases, accrued and unpaid interest thereon (including additional interest, if any) to the Redemption Date.

         "Adjusted Treasury Rate" means, with respect to any Redemption Date:

         o the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

         o if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

         The Adjusted Treasury Rate shall be calculated on the third business day preceding the Redemption Date.

         "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the exchange notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes ("Remaining Life").

         "Comparable Treasury Price" means, with respect to any Redemption Date,
(1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

         "Independent Investment Banker" means any Reference Treasury Dealer appointed by the Trustee after consultation with us.

         "Reference Treasury Dealer" means:

         o        each of J.P. Morgan Securities Inc., Morgan Stanley & Co.
                  Incorporated and Salomon Smith Barney Inc., and their respective successors; provided that, if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer; and

         o        any other Primary Treasury Dealer selected by us.

         "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

         We will mail a notice of redemption at least 30 days but not more than 60 days before the Redemption Date to each holder of exchange notes to be redeemed. If we elect to redeem fewer than all of the exchange notes, the trustee will select in a fair and appropriate manner the notes to be redeemed.

         Unless we default in payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the notes or portions thereof called for redemption.

COVENANTS

         The covenants summarized below will be applicable (unless waived or amended) so long as any of the exchange notes are outstanding.

         Except as described below, we are not restricted by the Indenture from incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the Indenture does not contain any provisions that would require us to repurchase or redeem or otherwise modify the terms of the exchange notes upon a change in control or other events that may adversely affect the creditworthiness of the exchange notes, such as a highly leveraged transaction.

         Terms used in the description of these covenants are defined under "Definitions Applicable to Covenants" at the end of this section.

         LIMITATIONS ON LIENS. If we or any of our Restricted Subsidiaries incur any Indebtedness secured by an interest in or lien on any of our assets or those of any Restricted Subsidiary, we are required to secure the exchange notes equally and ratably with, or, at our option, prior to, the Indebtedness. The preceding provisions will not require us to secure the exchange notes if the liens consist of either Permitted Liens or liens securing excepted Indebtedness.

         LIMITATIONS ON SALE AND LEASE-BACK TRANSACTIONS. We and our Restricted Subsidiaries will not sell or transfer any assets with the intention of entering into a lease of the assets for a term of more than three years unless

         o the assets have not been owned by us or any of our Restricted Subsidiaries or have not been in full operation for more than one year prior to the sale or transfer;

         o we or such Restricted Subsidiary could incur Indebtedness secured by a lien on the assets at least equal in amount to the Attributable Debt with respect to the transaction without equally and ratably securing the exchange notes under the limitation on liens in the Indenture;

         o we apply an amount equal to the value of such assets within 180 days of such sale

                  -- to the defeasance or retirement, other than any mandatory retirement, mandatory prepayment or sinking fund payment or by way of payment at maturity, of debt securities or other Indebtedness incurred by us or a Restricted Subsidiary that matures more than one year after the creation of the Indebtedness, or

                  -- to the purchase, construction or development of other property; or

         o        the transaction is between us and any of our Restricted
                  Subsidiaries.

         EXCEPTED INDEBTEDNESS. Notwithstanding the foregoing limitations on liens and sale and lease-back transactions, and without limiting our or any Restricted Subsidiary's ability to issue, incur, create, assume or guarantee Indebtedness secured by Permitted Liens, we or any Restricted Subsidiary will be permitted to incur Indebtedness secured by a lien or may enter into a sale and lease-back transaction, in either case, without regard to the restrictions contained in the preceding two paragraphs, if at the time the Indebtedness is incurred and after giving effect thereto, the sum of (a) the aggregate principal amount of all Indebtedness secured by liens, other than Permitted Liens, or, if less, the fair market value of the property subject to the lien, as determined in good faith by our board of directors and (b) the Attributable Debt of all such sale and lease-back transactions, in each case not otherwise permitted in the preceding two paragraphs, does not exceed 15% of Consolidated Net Worth.

         DEFINITIONS APPLICABLE TO COVENANTS. The term "Attributable Debt" means, with respect to any sale and lease-back transaction, at the time of determination, the lesser of

         o the fair market value of the property subject to the transaction, as determined in good faith by our board of directors;

         o the present value, discounted at the lease's identified or implicit rate of interest, if determinable, of the total net amount of rent (as described below) required to be paid under the lease during the remaining term of the lease, including any renewal term or period for which the lease has been extended; and

         o if the obligation with respect to the sale and lease-back transaction constitutes an obligation that we must classify and account for as a capitalized lease for financial reporting purposes in accordance with GAAP, the amount equal to the capitalized amount of the obligation determined in accordance with GAAP and included in the financial statements of the lessee.

         The term "rent" does not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the net amount of rent will be the lesser of (a) the net amount determined assuming termination upon the first date the lease may be terminated, in which case the net amount will also include the amount of the penalty, but no rent will be considered as required to be paid under the lease subsequent to the first day upon which it may be so terminated and (b) the net amount determined assuming no termination.

         The term "Consolidated Net Worth" means, at any date of determination,

         o our total assets and those of our Subsidiaries, including, without limitation, all items that are treated as intangibles in accordance with GAAP, at such date, less

         o our total liabilities and those of our Subsidiaries, including, without limitation, all deferred taxes, at such date,

in each case determined on a consolidated basis and in accordance with GAAP; provided, however, that the term "Consolidated Net Worth" will not give effect to any cumulative translation adjustments, whether positive or negative, at any such date.

         The term "Indebtedness" means, with respect to any person, without duplication for indebtedness or other obligations of the person, any indebtedness of the person for money borrowed, whether incurred, assumed or guaranteed, and including obligations under capitalized leases.

         The term "Permitted Liens" means

         o liens on property or assets acquired or held by us or any of our Restricted Subsidiaries incurred to secure the payment of all or any part of the purchase price of the property or assets or to secure Indebtedness incurred prior to, at the time of, or within 180 days after the acquisition for the purpose of financing all or any part of the purchase price, or liens existing on any property or assets at the time of its acquisition, other than any liens created in contemplation of the acquisition that were not incurred to finance all or any part of the purchase price of the property or assets; provided, however, that the lien does not extend to or cover any property or assets of any character other than the property or assets being acquired;

         o liens on property or assets of a person, including any entity, other than us or any of our Restricted Subsidiaries, existing at the time we or our Restricted Subsidiaries purchase or acquire the property or asset; provided, however, that the liens were not created in contemplation of the purchase or other acquisition and do not extend to any property or assets other than those so purchased or otherwise acquired;

         o liens affecting property or assets of a person, other than us or any of our Restricted Subsidiaries, existing at the time the person merges into or consolidates with us or a Restricted Subsidiary or becomes a Restricted Subsidiary or at the time of sale, lease or other disposition of the property or assets as an entirety or substantially as an entirety to us or a Restricted Subsidiary; provided, however, that the liens were not created in contemplation of the merger, consolidation or acquisition and do not extend to any property or assets other than those of the person so merged into or consolidated with, or acquired by, us or such Restricted Subsidiary;

         o liens to secure Indebtedness owing by a Restricted Subsidiary to us or to a Restricted Subsidiary;


         o        liens existing on the date of issuance of the initial notes;


         o liens in favor of the United States or any of its States, territories or possessions, or the District of Columbia, or any department, agency, instrumentality or political subdivision of any of those political entities, to secure partial, progress, advance or other payments;

         o liens on any property to secure all or part of the cost of its alteration, repair or improvement or Indebtedness incurred to provide funds for this purpose in a principal amount not exceeding the cost of the improvements or construction;

         o        purchase money liens on personal property;

         o liens created in connection with capitalized lease obligations, but only to the extent that such liens encumber property financed by such capital lease obligation and the principal component of such capitalized lease obligation is not increased;

         o liens on property arising in connection with a securities repurchase transaction;

         o liens, including judgment liens, arising in connection with legal proceedings, taxes, fees, assessments or other governmental charges, so long as such proceedings, taxes, fees, assessments or other governmental charges are being contested in good faith and, in the case of judgment liens, execution on the liens is stayed and for which we have established any reserves required in accordance with GAAP;


         o carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or are being contested in good faith by appropriate proceedings diligently pursued; PROVIDED, HOWEVER, that any proceedings commenced for the enforcement of the liens have been stayed or suspended within 30 days after their commencement, and provision for the payment of the liens has been made on our books to the extent required by GAAP;


         o easements, rights of way, zoning restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the underlying property or interfere with the ordinary conduct of our business or that of any Restricted Subsidiary;

         o pledges or deposits to secure obligations under workers' compensation laws or other similar legislation, other than in respect of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, or to secure public or statutory obligations;

         o liens securing the performance of, or payment in respect of, bids, tenders, government contracts, other than for the repayment of borrowed money, surety and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business;

         o any interest or title of a lessor or sublessor and any restriction or encumbrance to which the interest or title of the lessor or sublessor may be subject that is incurred in the ordinary course of business; and

         o extensions, renewals, refinancings or replacements of any lien referred to in the above items; PROVIDED, HOWEVER, that any liens permitted by any of the above items do not extend to or cover any of our property or that of the Restricted Subsidiary, as the case may be, other than the property specified in these items and improvements to that property.

         The term "Restricted Subsidiary" means any Subsidiary which meets any of the following conditions:

         o our and our other Subsidiaries' investments in and advances to the Subsidiary exceed 10% of our total assets and those of our subsidiaries consolidated as of the end of the most recently completed fiscal year;

         o our and our other Subsidiaries' proportionate share of the total assets, after intercompany eliminations, of the Subsidiary exceed 10% of our total assets and those of our subsidiaries consolidated as of the end of the most recently completed fiscal year; or

         o our and our other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of changes in accounting principles of the Subsidiary exceeds 10% of our income and that of our subsidiaries consolidated for the most recently completed fiscal year.

         The term "Subsidiary" means, with respect to any person, including any entity, any corporation, partnership, joint venture, limited or unlimited liability company, trust or estate of which, or in which, more than 50% of:

         o the issued and outstanding shares of capital stock having voting power, under ordinary circumstances, to elect directors of the corporation, irrespective of whether at the time shares of capital stock of any other class or classes of the corporation have or might have voting power upon the occurrence of any contingency;

         o the interest in the capital or profits of the limited or unlimited liability company, partnership or joint venture; or

         o        the beneficial interest in the trust or estate,

is at the time, directly or indirectly, owned by the person, by the person and one or more of its other Subsidiaries or by one or more of the person's other Subsidiaries.

CONSOLIDATION, MERGER AND SALE OF ASSETS

         We may not consolidate or merge with or into any other person, including any other entity, or convey, transfer or lease all or substantially all of our properties and assets to any person or group of affiliated persons unless

         o we are the continuing corporation or the person, if other than us, formed by such consolidation or with which or into which we are merged or the person to which all or substantially all our properties and assets are conveyed, transferred or leased is a corporation organized and existing under the laws of the United States, any of its States or the District of Columbia and expressly assumes our obligations under the exchange notes and the Indenture; and

         o immediately after giving effect to the transaction, there is no default and no event of default under the Indenture.

         If we consolidate with or merge into any other corporation or convey, transfer or lease all or substantially all of our property and assets as described in the preceding paragraph, the successor corporation shall succeed to and be substituted for us, and may exercise our rights and powers under the Indenture, and thereafter, except in the case of a lease, we will be relieved of all obligations and covenants under the Indenture and the exchange notes.

EVENTS OF DEFAULT

         The Indenture describes an event of default with respect to the exchange notes to include:

         o a default in the payment of interest on any exchange notes when due that continues for a period of 30 days;

         o default in the payment of principal of or premium on any exchange notes when due;

         o a failure to comply with any of our other agreements contained in the Indenture for a period of 60 days after notice to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of the exchange notes;

         o the occurrence of an event of default within the meaning of another mortgage, indenture or debt, instrument under which there may be issued any of our Indebtedness, other than the exchange notes, in an amount in excess of $20,000,000 and which results in the Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and we have not cured the default in payment or the acceleration is not rescinded or annulled in each case within 10 days after written notice to us from Trustee or to us and to the Trustee from the holders of at least 25% in principal amount of the exchange notes; PROVIDED, HOWEVER, that if, prior to a declaration of acceleration of the maturity of the exchange notes or the entry of judgment in favor of the Trustee in a suit pursuant to the Indenture, the default has been remedied or cured by us or waived by the holders of the Indebtedness, then the event of default will be deemed likewise to have been remedied, cured or waived; and

         o certain events of bankruptcy, insolvency or reorganization with respect to us and our Restricted Subsidiaries.

         No event of default with respect to a series of our debt securities other than the exchange notes, except as to certain events involving bankruptcy, insolvency or reorganization with respect to us, necessarily constitutes an event of default with respect to the exchange notes.

         In general, the Indenture obligates the Trustee to give notice of a default with respect to the exchange notes to the holders of those exchange notes. The Trustee may withhold notice of any default, except a default in payment on any exchange notes, if the Trustee determines it is in the best interest of the holders of the exchange notes to do so.

         If there is a continuing event of default, the Trustee or the holders of at least 25% in principal amount of the exchange notes may require us to repay immediately the unpaid principal of and interest on all exchange notes. In the case of an event of default resulting from events of bankruptcy, insolvency or reorganization with respect to us (but not our subsidiaries), the principal, or such specified amount, of and interest on all exchange notes will become immediately payable without any act on the part of the Trustee or any holder of exchange notes. Subject to certain conditions, the holders of a majority in principal amount of the exchange notes may rescind our obligation to accelerate repayment and may waive past defaults, except a default in payment of the principal of and premium, if any, and interest on any exchange notes and some of the covenant defaults under the terms of the exchange notes.

         Under the terms of the Indenture, the Trustee may refuse to enforce the Indenture or the exchange notes unless it first receives satisfactory security or indemnity from the holders of exchange notes. Subject to limitations specified in the Indenture, the holders of a majority in principal amount of the exchange notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

         No holder of any exchange notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee, or for any other remedy under the Indenture unless:

         o the holder shall have previously given to the Trustee written notice of a continuing event of default with respect to the exchange notes, and

         o the holders of at least 25% in principal amount of the exchange notes have made written request, and offered indemnity reasonably satisfactory to the Trustee to institute such proceeding as Trustee, and the Trustee has not received from the holders of a majority in principal amount of the exchange notes a direction inconsistent with the request and has failed to institute the proceeding within 60 days.

         Notwithstanding the foregoing, the holder of any exchange notes will have an absolute and unconditional right to receive payment of the principal of and premium, if any, and interest on the exchange notes on or after the due dates expressed in the exchange notes and to institute suit for the enforcement of any such payment.

MODIFICATION OF THE INDENTURE

         The Indenture permits us and the Trustee to amend the Indenture without the consent of the holders of exchange notes

         o to evidence the succession of another corporation and the assumption of our covenants under such Indenture and the exchange notes;

         o to add to our covenants or to the events of default or to make certain other changes which would not adversely affect in any material respect the holder of any outstanding exchange notes;

         o        to cure any ambiguity, defect or inconsistency; and

         o        for other purposes as described in the Indenture.

         The Indenture also permits us and the Trustee, with the consent of the holders of a majority in principal amount of the exchange notes voting as a class, to add any provisions to or change or eliminate any of the provisions of the Indenture or to modify the rights of the holders of exchange notes, PROVIDED, HOWEVER, that, without the consent of the holder of each of the exchange notes so affected, no such amendment may

         o change the maturity of the principal of or premium, if any, or any installment of principal or interest on the exchange notes;

         o reduce the principal amount of the exchange notes, or the rate of interest or any premium payable upon the redemption, repurchase or repayment of the exchange notes, or change the manner in which the amount of any of the foregoing is determined;

         o reduce the amount of principal payable upon acceleration of maturity;

         o change the place of payment where, or the currency or currency unit in which, the exchange notes or any premium or interest on the exchange notes is payable;

         o reduce the percentage in principal amount of affected exchange notes the consent of whose holders is required for amendment of the Indenture or for waiver of compliance with some provisions of the Indenture or for waiver of some defaults;

         o change our obligation with respect to the redemption provisions of the Indenture in a manner adverse to the holder; or

         o modify the provisions relating to waiver of some defaults or any of the provisions relating to amendment of the Indenture except to increase the percentage required for consent or to provide that some other provisions of the Indenture may not be modified or waived.

         The holders of a majority in principal amount of the exchange notes may, on behalf of the holders of all exchange notes, waive our compliance with some restrictive provisions of the Indenture.

DEFEASANCE AND COVENANT DEFEASANCE

         We may elect either

         o to be discharged from all our obligations in respect of the exchange notes, except for our obligations to register the transfer or exchange of the exchange notes, to replace temporary, destroyed, stolen, lost or mutilated exchange notes; to maintain paying agencies and to hold monies for payment in trust (we will refer to this discharge as "defeasance"), or

         o to be released from our obligations to comply with some of the restrictive covenants applicable to the exchange notes (we will refer to this release as "covenant defeasance");

in either case upon the deposit with the Trustee, or other qualifying Trustee, in trust, of money and/or U.S. government obligations which will provide money sufficient to pay all principal of and any premium and interest on the exchange notes when due. We may establish such a trust only if, among other things, we have given an opinion of counsel to the effect that the holders of exchange notes (a) will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance or covenant defeasance and (b) will be subject to federal income tax on the same amounts, and in the same manner and at the same times, as would have been the case if the deposit, defeasance or covenant defeasance had not occurred. The opinion, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws occurring after the date of the indenture.

         We may exercise the defeasance option with respect to exchange notes notwithstanding our prior exercise of the covenant defeasance option. If we exercise the defeasance option, payment of the exchange notes may not be accelerated because of a default. If we exercise the covenant defeasance option, payment of the exchange notes may not be accelerated by reason of a default with respect to the covenants to which covenant defeasance is applicable. However, if the acceleration were to occur by reason of another default, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on the exchange notes, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

REGARDING THE TRUSTEE

         The Bank of New York is the Trustee under the Indenture. The Bank of New York currently serves as trustee under other of our debt instruments.

         The Indenture contains limitations on the rights of the Trustee, should the Trustee become our creditor, to obtain payment of claims in some cases, or, to realize on specified property received in respect of these claims, as security or otherwise. The Trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates.

                          BOOK-ENTRY, DELIVERY AND FORM

         Except as described below, we will initially issue the exchange notes in the form of one or more registered exchange notes in global form without coupons. We will deposit each global note on the date of the closing of this exchange offer with, or on behalf of, The Depository Trust Company in New York, New York, and register the exchange notes in the name of The Depository Trust Company or its nominee, or will leave these notes in the custody of the trustee.

DEPOSITORY TRUST COMPANY PROCEDURES


         For your convenience, we are providing you with a description of the operations and procedures of The Depository Trust Company. These operations and procedures are solely within the control of The Depository Trust Company and are subject to changes by them. We are not responsible for these operations and procedures and urge you to contact The Depository Trust Company or its participants directly to discuss these matters.


         The Depository Trust Company has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book entry changes in the accounts of these participants. These direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to The Depository Trust Company's system is also indirectly available to other entities that clear through or maintain a direct or indirect custodial relationship with a direct participant. The Depository Trust Company may hold securities beneficially owned by other persons only through its participants and the ownership interests and transfers of ownership interests of these other persons will be recorded only on the records of the participants and not on the records of The Depository Trust Company.

         The Depository Trust Company has also advised us that, in accordance with its procedures,


         o upon deposit of the global notes, it will credit the accounts of the direct participants with an interest in the global notes, and

         o it will maintain records of the ownership interests of these direct participants in the global notes and the transfer of ownership interests by and between direct participants.


The Depository Trust Company will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global notes. Both direct and indirect participants must maintain their own records of ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.

         Investors in the global notes may hold their interests in the exchange notes directly through The Depository Trust Company if they are direct participants in The Depository Trust Company or indirectly through organizations that are direct participants in The Depository Trust Company. All interests in a global note may be subject to the procedures and requirements of The Depository Trust Company. In the event that interests are held through Euroclear or Clearstream, they may also be subject to the procedures and requirements of those systems.

         The laws of some states require that some persons take physical delivery in definitive certificated form of the securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to these persons. Because The Depository Trust Company can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global note to pledge its interest to persons or entities that are not direct participants in The Depository Trust Company or to otherwise take actions in respect of its interest may be affected by the lack of physical certificates evidencing the interests.

         Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of these notes under the indenture for any purpose.

         Payments with respect to the principal of and interest on any exchange notes represented by a global note registered in the name of The Depository Trust Company or its nominee on the applicable record date will be payable by the trustee to or at the direction of The Depository Trust Company or its nominee in its capacity as the registered holder of the global note representing these notes under the indenture. Under the terms of the indenture, we and the trustee will treat the person in whose names the exchange notes are registered, including exchange notes represented by global notes, as the owners of the exchange notes for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal and interest on global notes registered in the name of The Depository Trust Company or its nominee will be payable by the trustee to The Depository Trust Company or its nominee as the registered holder under the indenture. Consequently, none of the trustee, any of our agents, or the trustee's agents has or will have any responsibility or liability for:

         o any aspect of The Depository Trust Company's records or any direct or indirect participant's records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of The Depository Trust Company's records or any direct or indirect participant's records relating to the beneficial ownership interests in any global note, or

         o any other matter relating to the actions and practices of The Depository Trust Company or any of its direct or indirect participants.

         The Depository Trust Company has advised us that its current practice, upon receipt of any payment in respect of securities such as the exchange notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the security as shown on its records, unless it has reasons to believe that it will not receive payment on the payment date. Payments by the direct and indirect participants to the beneficial owners of interests in the global note will be governed by standing instructions and customary practice and will be the responsibility of the direct or indirect participants and will not be the responsibility of The Depository Trust Company, the trustee or us.

         Neither we nor the trustee will be liable for any delay by The Depository Trust Company or any direct or indirect participant in identifying the beneficial owners of the exchange notes and the trustee may conclusively rely on, and will be protected in relying on, instructions from The Depository Trust Company or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes.

         Transfers between participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company's procedures, and will be settled in same day funds.


         The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more participants to whose account The Depository Trust Company has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given that direction. However, if there is an event of default with respect to the exchange notes, The Depository Trust Company reserves the right to exchange the global notes for notes in certificated form and to distribute them to its participants.


         Although The Depository Trust Company has agreed to these procedures to facilitate transfers of interests in the global notes among participants in The Depository Trust Company, it is under no obligation to perform or to continue to perform these procedures and may discontinue them at any time. Neither the trustee nor any of our or the trustee's respective agents will have any responsibility for the performance by The Depository Trust Company or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

         A global note will be exchangeable for definitive notes in registered certificated form if:

         o The Depository Trust Company notifies us that it is unwilling or unable to continue as depository for the global notes and we fail to appoint a successor depository within 90 days, or

         o The Depository Trust Company ceases to be a clearing agency registered under the Exchange Act and we fail to appoint a successor within 90 days.

         In all cases, certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the name, and issued in any approved denominations, requested by or on behalf of The Depository Trust Company, in accordance with its customary procedures.

EXCHANGE OF CERTIFICATED NOTES FOR BOOK-ENTRY NOTES

         Initial notes issued in certificated form may be exchanged for beneficial interests in the global note.

SAME DAY SETTLEMENT

         We expect that the interests in the global notes will be eligible to trade in The Depository Trust Company's Same-Day Funds Settlement System. As a result, secondary market trading activity in these interests will settle in immediately available funds, subject in all cases to the rules and procedures of The Depository Trust Company and its participants. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

PAYMENT

         The indenture requires that payments in respect of the exchange notes represented by global notes, including principal and interest, be made by wire transfer of immediately available funds to the accounts specified by the holder of the global notes. With respect to exchange notes in certificated form, we will make all payments of principal and interest on the exchange notes at our office or agency maintained for that purpose within the city and state of New York. This office will initially be the office of the Paying Agent maintained for that purpose. At our option however, we may make these installments of interest by

         o check mailed to the holders of exchange notes at their respective addresses provided in the register of holder of notes or

         o        transfer to an account maintained by the payee.


                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

SCOPE OF THIS SUMMARY

         The following summary describes certain United States federal income tax consequences that may be relevant to the exchange of initial notes for exchange notes pursuant to the exchange offer, and to the purchase, ownership and disposition of exchange notes by U.S. and Non-U.S. Holders (as defined below) who hold the exchange notes as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances, nor does it deal with persons that are subject to special tax rules, such as dealers in securities or currencies, financial institutions, insurance companies, tax-exempt organizations, persons holding notes as a part of a straddle, hedge or conversion transaction or a synthetic security or other integrated transaction, and U.S. Holders whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of Code, existing and proposed Treasury Regulations thereunder (the "Treasury Regulations"), and administrative rulings and judicial decisions, each as of the date hereof, and all of which may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service (the "IRS") will take a similar view as to any of the tax consequences described in this summary.

         YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP OR DISPOSITION OF EXCHANGE NOTES IN LIGHT OF YOUR PARTICULAR SITUATION, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

         We use the term "U.S. Holder" to mean a beneficial owner of a note who is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or
(iv) a trust (A) which is subject to the primary supervision of a court within the United States and which has one or more United States persons who have the authority to control all substantive decisions of the trust or (B) which has elected to be treated as a U.S. person for U.S. federal income tax purposes under applicable Treasury Regulations.

         We use the term "Non-U.S. Holder" means a beneficial owner of an exchange note who is not a U.S. Holder.

EXCHANGE OFFER


         The exchange of the initial notes for exchange notes pursuant to the exchange offer will not be treated as an exchange or otherwise as a taxable event to holders described below under the heading "Sale, Exchange or Retirement of Notes." Consequently, no gain or loss will be realized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the initial note exchanged for such exchange note, and the adjusted tax basis of the exchange note will be the same as the adjusted tax basis, immediately before the exchange, of the initial note exchanged for the exchange note.


INTEREST INCOME

         A U.S. Holder generally will be required to include in gross income as ordinary interest income the interest received on an exchange note at the time that the interest accrues or is received, in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes. It is anticipated that the exchange notes will not be issued with "original issue discount" within the meaning of Section 1273 of the Code.

MARKET DISCOUNT

         If a U.S. Holder purchases an exchange after original issuance for an amount that is less than the exchange note's stated redemption price at maturity, and a DE MINIMIS exception does not apply, the difference will be treated as market discount. Unless the U.S. Holder makes an election to include market discount in income as it accrues, any partial principal payment on the note, gain realized on the sale, exchange, or retirement of the exchange note and unrealized appreciation on some nontaxable dispositions of the exchange note will be treated as ordinary income to the extent of the market discount that has not been previously included in income and that is treated as having accrued on the exchange note prior to the payment or disposition. A U.S. Holder also might be required to defer all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the exchange note, unless the U.S. Holder has made an election to include the market discount in income as it accrues. Unless the U.S. Holder elects to treat market discount as accruing on a constant yield method, market discount will be treated as accruing on a straight-line basis over the term of the exchange note. An election made to include market discount in income as it accrues will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS.

SALE, EXCHANGE OR RETIREMENT OF NOTES

         Upon the sale, exchange or retirement or other taxable disposition of an exchange note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized (less any accrued but unpaid interest, which will be taxable as ordinary interest income if not previously included in income) and the U.S. Holder's tax basis in the exchange note. A U.S. Holder's tax basis in an exchange note generally will be its cost for the exchange note. Subject to the discussion of market discount above, gain or loss recognized on the sale, exchange, retirement, or other taxable disposition of an exchange note, including amounts attributable to DE MINIMIS original issue discount, generally will be capital gain or loss. In the case of a noncorporate U.S. Holder, the U.S. federal income tax rate applicable to capital gains will depend upon the U.S. Holder's holding period for the exchange notes, with a preferential rate available for exchange notes held for more than one year, and upon the U.S. Holder's marginal tax rate for ordinary income. The deductibility of capital losses is subject to limitations.

TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

         Payments of principal or interest on the exchange notes by us or our paying agent to a Non-U.S. Holder generally will not be subject to U.S. federal income or income withholding tax if, in the case of interest:

         o the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all of our voting stock;

         o the Non-U.S. Holder is not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Code;

         o the Non-U.S. Holder is not a bank whose receipt of interest is described in section 881(c)(3)(A) of the Code; and

         o either (a) the Non-U.S. Holder provides us or our agent with an IRS Form W-8BEN (or valid substitute form), signed under the penalties of perjury, that includes its name and address and certifies as to its non-U.S. status in compliance with applicable law and Treasury Regulations, or (b) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the exchange notes and provides a statement to us or our agent, signed under the penalties of perjury, in which the securities clearing organization, bank, or other financial institution certifies that the properly executed Form W-8BEN (or valid substitute form) has been received by it from the Non-U.S. Holder or from another financial institution acting on behalf of the Non-U.S. Holder and furnishes us or our agent with a copy thereof.

         In the case of exchange notes held by a Non-U.S. Holder that is treated for U.S. federal income tax purposes as a partnership, this certification and information must be provided by the partners as well as by the partnership.

         If these requirements are not met and the requirements applicable to treatment of the interest as effectively connected with the conduct of a U.S. trade or business described below are not met, a Non-U.S. Holder will be subject to U.S. federal income withholding tax at a rate of 30% with respect to payments of interest on the exchange notes, unless the Non-U.S. Holder provides us with a properly executed Form W-8BEN, prior to the payment of interest, claiming an exemption from or reduction in withholding under an applicable tax treaty.

         A Non-U.S. Holder generally will not be subject to U.S. federal income or income withholding tax on gain realized on the sale, exchange, retirement, or other disposition of a note, unless the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and other applicable conditions are met.

         Notwithstanding the above, if a Non-U.S. Holder is engaged in a trade or business in the United States and if interest on the exchange note or gain realized on the disposition of the exchange note is effectively connected with the conduct of the trade or business, the Non-U.S. Holder usually will be subject to regular U.S. federal income tax on the interest or gain in the same manner as if it were a U.S. Holder, unless an applicable treaty provides otherwise. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax at a rate of 30%, or a lower rate provided by an applicable treaty, on its effectively connected earnings and profits for the taxable year, with specified adjustments. For this purpose, interest on an exchange note will be included in the foreign corporation's earnings and profits. Such effectively connected income generally is not subject to income withholding if the Non-U.S. holder delivers a property executed IRS Form W-8ECI to the payor.

BACKUP WITHHOLDING AND INFORMATION REPORTING (U.S. HOLDERS AND NON-U.S. HOLDERS)

         In general, information reporting requirements will apply to certain payments of principal and interest on an exchange note and to the proceeds of the disposition of an exchange note made to U.S. Holders other than certain exempt recipients (such as corporations). A U.S. Holder that is not an exempt recipient will generally be subject to backup withholding on payments made on or with respect to the exchange notes. In general, backup withholding will apply to a U.S. Holder only if the U.S. Holder:

         o        fails to furnish its Taxpayer Identification Number ("TIN");

         o        furnishes an incorrect TIN;

         o is notified by the IRS that it has failed to properly report payments of interest or dividends; or

         o under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and that has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

         Backup withholding and information reporting generally will not apply to payments made by us or our paying agent on an exchange note to a Non-U.S. Holder if the certification described under "Tax Considerations for Non-U.S. Holders" is provided or the Non-U.S. Holder otherwise establishes an exemption, and the payor does not have actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied. The payments of proceeds from the disposition of a note to or through a non-United States office of a broker, as defined in applicable Treasury Regulations, that is (a) a U.S. Person, (b) a controlled foreign corporation for U.S. federal income tax purposes, (c) a foreign person 50% or more of whose gross income from all sources for the 3 prior years is from activities effectively connected with the conduct of U.S. trade or business, or (d) a foreign partnership, if at any time during its tax year, either more than 50% of its income or capital interests are owned by U.S. Holders or the partnership is engaged in the conduct of U.S. trade or business, will be subject to information reporting requirements unless the broker has documentary evidence in its files of the holder's Non-U.S. Holder status and has no actual knowledge to the contrary or the Non-U.S. Holder otherwise establishes an exemption. Backup withholding normally will not apply to any payment of the proceeds from the sale of an exchange note made to or through a foreign office of a broker. However, backup withholding might apply if the broker has actual knowledge that the payee is a U.S. Holder. Payments of the proceeds from the sale of an exchange note to or through the United States office of a
                                       47
broker are subject to information reporting and possible backup withholding unless the holder certifies, under penalties of perjury, that it is not a U.S. Holder and that other conditions are met or the holder otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied.

         Holders of exchange notes should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding, and the procedure for obtaining an exemption, if available.

         The amount of any backup withholding will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund if the required information is furnished to the IRS.

         THE U.S. FEDERAL INCOME TAX DISCUSSION PROVIDED ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY OR MAY NOT APPLY TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF OWNING, HOLDING, AND DISPOSING OF AN EXCHANGE NOTE, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.



                              PLAN OF DISTRIBUTION


         Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for initial notes acquired by such broker-dealer as a result of market making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales, offers to resell or other transfers of the exchange notes received by it in connection with the exchange offer. Accordingly, each such broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.


         We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the

Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                  LEGAL MATTERS

         Certain legal matters in connection with this offering will be passed upon for us by Nicholas J. Camera, Esq., Senior Vice President, General Counsel and Secretary of Interpublic and by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference to Interpublic's Current Report on Form 8-K dated September 18, 2001, except as they relate to NFO Worldwide, Inc. as of and for the two-year period ended December 31, 1999, Deutsch, Inc. and Subsidiary and Affiliates as of December 31, 2000 and 1999 and for the years then ended, and True North as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to NFO Worldwide, Inc., Deutsch, Inc. and Subsidiary and Affiliates, and True North, by Arthur Andersen LLP, J.H. Cohn LLP, and Arthur Andersen LLP, respectively, independent accountants, whose reports thereon have been incorporated herein. Such financial statements have been incorporated in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

         No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date.


         Broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of Title 8 of the General Corporation Law of the State of Delaware ("GCL") gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed by the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe his or her conduct was unlawful. The same Section also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 of the GCL further provides that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         The Registrant's by-laws contain specific authority for indemnification by the Registrant of current and former directors, officers, employees or agents of the Registrant on terms that have been derived from Section 145 of Title 8 of the GCL.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      Exhibits

EXHIBIT                                 DESCRIPTION
NUMBER                                  -----------
------

4.1 Indenture, dated October 20, 2000 between The Interpublic Group of Companies, Inc. and The Bank of New York, as trustee, incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed on October 24, 2000.


4.2** First Supplemental Indenture, dated August 22, 2001 between The Interpublic Group of Companies, Inc. and The Bank of New York, as trustee.


4.3 Registration Rights Agreement, dated August 17, 2001 between The Interpublic Group of Companies, Inc. and J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney, as placement agents, incorporated by reference to Exhibit 4.3 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.


5.1**             Opinion of Nicholas J. Camera as to validity of the Exchange
                  Notes.

8.1** Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to certain tax matters.


12.1*             Statement of Computation of Ratios of Earnings to Fixed
                  Charges.

23.1*             Consent of PricewaterhouseCoopers LLP.

23.2*             Consent of Arthur Andersen LLP (with respect to NFO Worldwide,
                  Inc.).

23.3* Consent of Arthur Andersen LLP (with respect to True North Communications Inc.).

23.4*             Consent of J.H. Cohn LLP.


23.5**            Consent of Nicholas J. Camera (included in Exhibit 5.1)

23.6** Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in Exhibit 8.1).

24.1**            Power of Attorney (included on signature pages of this Part
                  II).

25.1** Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Indenture.

99.1**            Form of Letter of Transmittal.

99.2**            Form of Notice of Guaranteed Delivery.

------------------------
*    Filed herewith
**   Previously filed

ITEM 22. UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning the registrant and the exchange offer that was not the subject of and included in the registration statement when it became effective.

         (d) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 22, 2001.


                                The Interpublic Group of Companies, Inc.


                                /s/ Nicholas J. Camera
                                -----------------------------------------------
                                By:     Nicholas J. Camera
                                Title:  Senior Vice President,
                                        General Counsel and Secretary


                                POWER OF ATTORNEY


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                      TITLE                              DATE
         ---------                      -----                              ----
          *                     Executive Vice President, Chief         January 22, 2002
-----------------------------   Financial Officer (Principal
     Sean F. Orr                Financial Officer) and Director


          *                     Chairman of the Board, President        January 22, 2002
-----------------------------   and Chief Executive Officer
     John J. Dooner, Jr.        (Principal Executive Officer)


/s/  Richard P. Sneeder, Jr.    Vice President and Controller           January 22, 2002
-----------------------------   (Principal Accounting Officer)
     Richard P. Sneeder, Jr.

         SIGNATURE                      TITLE                              DATE
         ---------                      -----                              ----
          *                     Director                                January 22, 2002
-----------------------------
     David Bell



                                Director
-----------------------------
     Frank J. Borelli



          *                     Director                                January 22, 2002
-----------------------------
     Reginald K. Brack



          *                     Director                                January 22, 2002
-----------------------------
     Jill M. Considine



          *                     Director                                January 22, 2002
-----------------------------
     Richard A. Goldstein



                                Director
-----------------------------
     H. John Greeniaus


          *                     Director                                January 22, 2002
-----------------------------
     James R. Heekin III

          *                     Director                                January 22, 2002
-----------------------------
     Frank B. Lowe

         SIGNATURE                      TITLE                              DATE
         ---------                      -----                              ----
          *                     Director                                January 22, 2002
-----------------------------
     J. Brendan Ryan



          *                     Director                                January 22, 2002
-----------------------------
     J. Phillip Samper


*By: /s/ Nicholas J. Camera
-----------------------------
        Nicholas J. Camera
        Attorney-in-Fact


                                  EXHIBIT INDEX


EXHIBIT
NUMBER                                  DESCRIPTION
------                                  -----------

4.1 Indenture, dated October 20, 2000 between The Interpublic Group of Companies, Inc. and The Bank of New York, as trustee, incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed on October 24, 2000.


4.2** First Supplemental Indenture, dated August 22, 2001 between The Interpublic Group of Companies, Inc. and The Bank of New York, as trustee.


4.3 Registration Rights Agreement, dated August 17, 2001 between The Interpublic Group of Companies, Inc. and J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney, as placement agents, incorporated by reference to Exhibit 4.3 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.


5.1**             Opinion of Nicholas J. Camera as to validity of the Exchange
                  Notes.

8.1** Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to certain tax matters.


12.1*             Statement of Computation of Ratios of Earnings to Fixed
                  Charges.

23.1*             Consent of PricewaterhouseCoopers LLP.

23.2*             Consent of Arthur Andersen LLP (with respect to NFO Worldwide,
                  Inc.).

23.3* Consent of Arthur Andersen LLP (with respect to True North Communications Inc.).

23.4*             Consent of J.H. Cohn LLP.


23.5**            Consent of Nicholas J. Camera (included in Exhibit 5.1)

23.6** Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in Exhibit 8.1 to this Registration Statement).

24.1**            Power of Attorney (included on signature pages of this Part
                  II).

25.1** Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Indenture.

99.1**            Form of Letter of Transmittal.

99.2**            Form of Notice of Guaranteed Delivery.
------------------------
*    Filed herewith
**   Previously filed